Community Bank Shares of Indiana, Inc. reports 1st quarter net income available to common shareholders of $1.6 million

New Albany, Ind. (April 27th, 2012) – Community Bank Shares of Indiana, Inc. reported first quarter net income available to common shareholders of $1.6 million and earnings per diluted common share of $0.48. Net income available to common shareholders increased during the first quarter by 6% as compared to the same period last year. The Company’s net interest margin increased 25 basis points to 4.24% on a fully taxable equivalent basis compared to the first quarter in 2011.

James Rickard, President and Chief Executive Officer, commented, “Net interest margin is the key driver of the Company’s earnings potential and the trend over the last four years demonstrates our ability to manage the balance sheet effectively in the current historically low interest rate environment.”

Rickard continued, “We continue to work through a very challenging and prolonged credit cycle. One of our top strategic objectives in 2012 is to reduce our non-performing assets by working through credit issues in a diligent, effective manner. We have devoted additional human resources to this effort and believe we have the talent and processes in place to make this goal a reality.”

The following points summarize significant financial information for the first quarter of 2012:

•	Net income available to common shareholders was $1.6 million.

•	Tangible book value per common share of $14.71 as of March 31, 2012, an increase of 8.2% from $13.60 as of March 31, 2011.

•	Net interest margin, on a tax equivalent basis, of 4.24%, an increase from 3.99% for the same period in 2011.

•	Provision for loan losses was $1.5 million, an increase of $700,000 from the quarter ended March 31, 2011.

•	Non-performing assets decreased by $1.0 million to $19.8 million from the quarter ended December 31, 2011.

•	Gains of $727,000 were realized on the sale of available for sale securities, a decrease of $143,000 from the quarter ended December 31, 2011.

•	Non-interest deposits increased $5 million to $133 million as compared to December 31, 2011, and represented 23% of total deposits as of March 31, 2012.

•	The loan portfolio decreased slightly to $498 million at March 31, 2012 as compared to $500 million as of December 31, 2011.

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	March 31,
	2012	2011
	(In thousands, except per share data)
Interest income	$8,423	$8,712
Interest expense	1,106	1,731
Net interest income	7,317	6,871
Provision for loan losses	1,506	810
Non-interest income	2,308	1,958
Non-interest expense	5,882	5,847
Income before income taxes	2,237	2,282
Income tax expense	402	494
Net income	$1,835	$1,788
Preferred stock dividends	(226)	(243)
Preferred stock discount accretion	-	(23)
Net income available to common shareholders	$1,609	$1,522
Basic earnings per common share	$0.48	$0.46
Diluted earnings per common share	$0.48	$0.44

Credit quality metrics are as follows (in thousands):

	As of
	March 31 2012,	December 31, 2011	March 31, 2011

Loans on non-accrual status	$15,170	$15,772	$14,852
Loans past due 90 days or more and still accruing	-	-	-
Foreclosed and repossessed assets	4,678	5,076	3,959
Total non-performing assets	$19,848	$20,848	$18,811

Non-performing assets to total assets	2.51%	2.63%	2.40%
Allowance for Loan Losses to Total Loans	2.18	2.05	2.16

The Company’s unaudited condensed consolidated balance sheets are as follows:

	March 31, 2012	December 31, 2011
	(In thousands)
ASSETS
Cash and due from financial institutions	$12,237	$15,166
Interest-bearing deposits in other financial institutions	13,922	30,297
Securities available for sale	220,619	198,746
Loans held for sale	638	1,154
Loans, net of allowance for loan losses of $10,841 and $10,234	487,511	489,740
Federal Home Loan Bank and Federal Reserve stock	5,952	5,952
Accrued interest receivable	3,244	3,196
Premises and equipment, net	13,595	13,780
Cash surrender value of life insurance	20,183	20,012
Other intangible assets	807	865
Foreclosed and repossessed assets	4,678	5,076
Other assets	7,516	13,370
Total Assets	$790,902	$797,354

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$132,677	$127,877
Interest-bearing	448,671	453,481
Total deposits	581,348	581,358
Other borrowings	52,970	50,879
Federal Home Loan Bank advances	55,000	55,000
Subordinated debentures	17,000	17,000
Accrued interest payable	326	329
Other liabilities	3,452	13,303
Total liabilities	710,096	717,869

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	80,806	79,485
Total Liabilities and Stockholders’ Equity	$790,902	$797,354

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company. In 1995 the company went public under the NASDAQ symbol CBIN. Today, Community Bank Shares of Indiana ,Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank. The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service. To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2010 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

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CONTACT:

Paul Chrisco
CFO

Community Bank Shares of Indiana, Inc.

812-981-7375